Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of RenovaCare, Inc. on Form S-8 (File No. 333-205576) of our report dated May 14, 2020 with respect to our audit of the consolidated financial statements of RenovaCare, Inc. as of December 31, 2019 and for the year ended December 31, 2019, which report is included in this Annual Report on Form 10-K of RenovaCare, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

Melville, NY

March 31, 2021